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                                                                    EXHIBIT 4.03

                   HEIDRICK & STRUGGLES INTERNATIONAL, INC.
                   ----------------------------------------

                          RESTRICTED STOCK UNIT PLAN
                          --------------------------

                                   ARTICLE I

                              PURPOSE OF THE PLAN

     The purpose of the Plan is to aid the Company and its Subsidiaries and Affiliates in rewarding certain individuals who have reached the level of Partner and/or Director and to motivate such persons to exert their best efforts on behalf of the Company and its Subsidiaries and Affiliates by providing incentives through the granting of RSUs. The Company expects that it will benefit from the added interest which all Partners and Directors will have in the welfare of the Company as a result of their proprietary interest in the Company's success.

                                  ARTICLE II

                                  DEFINITIONS

     The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

     "Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor thereto.

     "Administrator" shall mean the person or persons designated to administer the Plan under Section 5.3.

     "Affiliate" shall mean any entity in which the Company, directly or indirectly, has at least a five percent ownership interest.

     "Applicable Year" shall mean the calendar year to which RSUs are attributable and shall generally mean the year preceding the Grant Date unless the Compensation Committee determines to the contrary. For example, if a Grant Date is April 1, 2002, the Applicable Year shall be 2001.

     "Award" shall mean the grant of an RSU pursuant to such terms, conditions, requirements and limitations as the Board may establish in order to fulfill the objectives of the Plan.

     "Beneficial Owner" shall mean as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

     "Board" shall mean the Board of Directors of the Company.

     "Bonus" shall mean a compensatory payment to a Participant other than regular monthly salary payments which is related to the performance of the Participant (such as fee and/or source of

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business generation, and fulfilling certain management responsibilities) or as the Compensation Committee designates as subject hereto.

     "Cause" shall mean the: (a) failure to perform duties which is not cured within thirty (30) days of receiving written notice; (b) conviction or plea of guilty or no contest to: (i) a felony, or (ii) a crime involving moral turpitude; or (c) willful malfeasance or misconduct which is materially injurious to the Company.

     "Change in Control" shall mean the occurrence of any of the following events:

          (a) any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then-outstanding securities;

          (b) during any period of twenty-four (24) months (not including any period prior to the Effective Date), individuals who, at the beginning of such period, constitute the Board, and any new director (other than: (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction otherwise described herein; (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which, if consummated, would constitute a Change in Control; or (C) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing ten percent (10%)or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

          (c) the stockholders of the Company approve any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation: (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent corporation) more than 66-2/3 percent of the combined voting power of the voting securities of the Company or such surviving entity or its parent corporation outstanding immediately after such merger or consolidation; and (B) after which no Person holds more than 50 percent of the combined voting power of the then-outstanding securities of the Company or such surviving entity or its parent corporation; or


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          (d)  the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended, or any successor thereto.

     "Compensation" shall mean the base salary of any Participant, but shall not include any Bonuses, other forms of special cash payments, contributions to any form or type of benefit plan, any elective deferrals or other forms of compensatory payment, unless, the Compensation Committee later determines to include certain amounts.

     "Compensation Committee" shall mean the compensation committee of the Board or in the absence thereof, the Board itself.

     "Company" shall mean Heidrick & Struggles International, Inc., a Delaware corporation.

     "Custodian" shall mean ChaseMellon Shareholder Services, L.L.C., or any successor custodian thereto as appointed by the Committee from time to time.

     "Director" shall mean all persons holding the internal title of "director" or "director-elect" under the rules determined by the Company, as well as all titles which replace such titles, except to the extent that the Compensation Committee excludes certain persons from participation in the Plan, in which event such persons that constitute "directors" or "director-elects" of the Company shall not constitute Directors hereunder.

     "Effective Date" shall mean the date on which the Plan takes effect, as defined pursuant to Section 9.7.

     "Fair Market Value" shall mean the fair market value of a Share as determined by the Compensation Committee or under procedures established by the Compensation Committee. Unless otherwise determined by the Compensation Committee, the Fair Market Value of a Share as of any given date shall mean: (i) the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading; or (ii) if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading; or (iii) if the Shares are not listed or admitted on a national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted). If no sale of Shares shall have been reported for trades on the date as of which such value is being determined or, if that day is not a Trading Day, then the latest previous Trading Day on which sales of Shares have been so reported or quoted shall be used.


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     "Grant Date" shall mean the date set by the Compensation Committee for issuance of RSUs in each year.

     "Participant" shall mean each Partner and/or Director.

     "Participation Agreement" shall mean that certain agreement each Participant executes in connection with the grant of RSUs.

     "Partner" shall mean all persons holding the title and position of "partner" under the rules determined by the Company, as well as all titles or positions which replace such title or position, except to the extent that the Compensation Committee excludes certain persons from participation in the Plan, in which event such persons that constitute "partners" of the Company shall not constitute Partners hereunder.

     "Person" shall mean as such term is defined in Section 3 of the Act or as such term is used for purposes of Section 13(d) or Section 14(d) of the Act (or any successor section thereto).

     "Plan" shall mean the Heidrick & Struggles International, Inc. Restricted Stock Unit Plan.

     "Regular Vesting Date" shall mean the third anniversary of the Grant Date.

     "Restrictive Covenant" shall mean the provision in the Participation Agreement for each Participant that restricts the ability of the Participant to compete with the Company or a Subsidiary or Affiliate or solicit any clients, customers or employees of the Company or a Subsidiary or Affiliate.

     "RSU" shall mean a right granted hereunder which provides only those benefits and detriments described herein and does not represent actual ownership of a Share until the date determined under Section 6.4 hereof.

     "RSU Amount" shall mean, unless the Compensation Committee later changes the terms hereof, an amount computed for each Participant equal to the lesser of:

          (i) ten percent (10%) of the sum of the Participant's Compensation for the Applicable Year, plus the Bonus attributable to such Applicable Year, whether paid in the Applicable Year or the calendar year of the Grant Date; or

          (ii) fifty percent (50%) of the Bonus, attributable to such Applicable Year, whether paid in the Applicable Year or the calendar year of the Grant Date; or

          (iii) solely for Participants who are Partners but not Directors, $25,000.


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     Exhibit A attached hereto is an example of the computation of the RSU
Amount.

     "Shares" shall mean shares of common stock, par value $0.01 per Share, of the Company.

     "Subsidiary" shall mean a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).


                                  ARTICLE III

                      RSUs AND SHARES SUBJECT TO THE PLAN

     3.1 RSUs and Shares subject to the Plan. The total number of RSUs and Shares which may be issued or delivered under the Plan shall be determined by the Compensation Committee on an annual basis.

     3.2 Source of RSUs and Shares. The RSUs may be related to and Shares may consist, in whole or in part, of authorized and unissued Shares or treasury Shares or Shares which are authorized and issued and have been acquired by or on behalf of the Company.

                                  ARTICLE IV

                                 PARTICIPANTS

     4.1 Eligibility. Except as set forth below, each Director and Partner shall be a Participant. Any employee appointed to become a Director and/or Partner after the date hereof shall become a Participant at the time such person assumes the title of Director and/or Partner. For each calendar year of the Plan, only those persons who were Directors and/or Partners on November 30 of the Applicable Year shall be eligible to receive a grant of RSUs attributable to such year. In addition, the Compensation Committee may determine that certain Partners and/or Directors, particularly including Partners and/or Directors that are subject to the terms of Section 162(m) of the Code, shall not be Participants.

     4.2 Enrollment. Each Partner and/or Director shall execute a Participation Agreement as a condition to receiving an Award hereunder. Enrollment shall be effective on the date the Participation Agreement is properly completed by a Participant and accepted by the Administrator. No grant of RSUs shall be effective, valid or enforceable until a fully executed Participation Agreement is received and accepted by the Administrator.

     4.3 Treatment of Personal Service Companies. Although all Directors and/or Partners are individuals, in certain instances, the Company or a Subsidiary or Affiliate retains one or more personal services companies (each a "PSC") wholly owned by a Director and/or Partner to provide services, in lieu of the services being provided directly with such Director and/or Partner. In addition,


                                      -5-
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in certain circumstances, a Participant shall be an individual who is considered to be an independent contractor service provider to the Company, rather than an "employee". For all applicable purposes hereof, all references to an individual shall be deemed to include PSCs and all provisions shall be interpreted to include such PSCs, wherever appropriate. In addition, all references to an employee shall be deemed to include such an independent contractor service provider, and all references to employment shall be deemed to include the relationship (whether by written contract or otherwise) with such independent contractor service providers. For example, references to termination of employment shall also refer to termination of the agreement (whether written or oral) between the Company or a Subsidiary or Affiliate and the PSC or independent contractor service provider.


                                   ARTICLE V

                                ADMINISTRATION

     5.1 General. The Plan shall be administered by the Compensation Committee, which shall be comprised of at least two individuals who are each "non-employee directors" within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and "outside directors" within the meaning of Section 162(m) of the Code (or any successor section thereto).

     5.2  Scope of Authority.

          (a) The Compensation Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, whether expressly described herein or otherwise. The Compensation Committee may determine whether to terminate the Plan or suspend its operations for one or more years. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Compensation Committee deems necessary or desirable to further the purpose of the Plan or the overall well being of the Company and its Subsidiaries and Affiliates.

          (b) The Compensation Committee shall have the right and power to determine the terms of the Participation Agreement for each Participant, provided however, the Compensation Committee may set different terms for different Participants as to any matter, including, but not limited to, extending the vesting periods of the time for receiving Shares or reducing or increasing the RSU Amount (or the formula for computing the RSU Amount). Any decision of the Compensation Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned, including, but not limited to, Participants and their beneficiaries or successors, including any successors to a PSC.


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          (c)  The Compensation Committee and each member thereof, as well as an
     Administrator (if any) appointed under Section 5.3, thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or any Subsidiary or Affiliate, the Company's independent auditors, consultants or any other agents assisting in the administration of this Plan. Members of the Compensation Committee or Administrator and any officer or employee of the Company or any Subsidiary or Affiliate acting at the direction or on behalf of the Compensation Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

     5.3 Delegation. The Compensation Committee may, in its discretion, delegate authority to an Administrator it selects in its sole discretion. Every finding, decision and determination made by the Compensation Committee or Administrator shall, to the full extent permitted by law, be final and binding upon all parties (except for any reserved right of the Compensation Committee to review a finding, decision or determination of the Administrator).

     5.4 Costs. Costs and expenses incurred in the administration and maintenance of the Plan will be paid by the Company, including annual fees of the Custodian, any costs of issuing Shares under Section 6.4, and any brokerage fees and commissions for the purchase of Shares on the market to fulfill the Company's obligations hereunder. The foregoing notwithstanding, the Custodian may impose or pass through a reasonable fee for the withdrawal of Shares in the form of stock certificates, and reasonable fees for other services unrelated to the receipt of RSUs or Shares under the Plan, to the extent approved in a writing by the Company and communicated to Participants. In no circumstance shall the Company pay any brokerage fees and commissions for the sale of Shares acquired under the Plan by a Participant.


                                  ARTICLE VI

                                 GRANT OF RSUs
                                 -------------

     6.1 Mandatory Grant of RSUs. At such time determined by the Compensation Committee, an amount equal to the RSU Amount for each Participant shall be paid in the form of RSUs, which RSUs shall be governed by the terms hereof. No Participant shall have the right to receive any cash payments related to the RSU Amount, and shall instead only be eligible to receive the number of RSUs determined under Section 6.2 hereof.

     6.2 Number of RSUs Granted. Except as may be modified by the Compensation Committee, the number of RSUs granted to each Participant in any year shall be equal to the amount determined pursuant to the following formula:


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          (a)  The RSU Amount for the Participant; divided by

          (b) Ninety percent (90%) of the Fair Market Value on the Grant Date of the particular RSU if a Participant meets the ownership guidelines established by the Compensation Committee, or One Hundred percent (100%) of the Fair Market Value on the Grant Date of the particular RSU if such Participant does not meet such ownership guidelines.

     6.3  Vesting of RSUs.

          (a) All RSUs shall be unvested upon grant from the Company and shall either vest or be forfeited in accordance with the remaining terms of
     Section 6.3.

          (b) All RSUs which have not previously been forfeited under the terms hereof shall vest on the Regular Vesting Date, unless the RSUs otherwise vest on an earlier date pursuant to the terms of Section 6.3(c).

          (c) Notwithstanding the terms of Section 6.3(b) above, all unvested RSUs of a Participant which were not previously forfeited will immediately vest upon:

               (i)    the death of such Participant;

               (ii) such Participant's voluntary termination of employment, termination by the Company of such Participant's employment for any reason other than Cause at any time on or after such Participant reaches sixty-five (65) years of age; or

               (iii)  a Change of Control.

          (d)  A Participant's RSUs will be forfeited if:

               (i) the Company terminates a Participant's employment and/or position as a Partner and/or Director for Cause; or

               (ii) prior to age sixty-five (65), such Participant voluntarily terminates employment or is terminated by the Company for any reason other than Cause, and before the Regular Vesting Date, the Company determines that the Participant has violated the terms of the Restrictive Covenant.


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     6.4  Effect of vesting.

          (a) Except to the extent provided in a Participation Agreement, at the time a Participant's RSUs vest under the terms of Section 6.3 above, each Participant shall receive as full payment for the RSUs, a number of Shares equal to the number of RSUs which vested on such date. A Participant shall have no right to receive any payments hereunder in a form other than Shares.

          (b) The RSUs granted to each Participant shall be maintained in an account with the Custodian for such Participant if and until the RSUs are converted into Shares pursuant to this Section 6.4, at which time the Shares shall be issued to the Participant. If RSUs are forfeited, such RSUs will be returned to the Company.

     6.5  Characteristics of RSUs.

          (a) RSUs are not Shares and, owning RSUs, whether vested or unvested, shall provide only those rights expressly set forth herein. A Participant is not deemed to be a stockholder in the Company, or have any of the rights of a stockholder in the Company due to the ownership of RSUs.

          (b) A Participant does not have voting rights or any other rights inherent to the ownership of Shares, including the rights to dividends, or other liquidating or non-liquidating distributions, by virtue of being granted RSUs, whether vested or unvested.

          (c)  RSUs are non-transferrable except for transfers:

               (i) approved by the Company in advance of the transfer, including a transfer to a trust created by the Participant for which the Participant is the trustee so long as the Participant and the trust execute any documents reasonably requested by the Company; and

               (ii)  described in Section 6.5(e).

          (d) Transfers of an RSU that do not comply with the terms hereof shall be void ab initio.

          (e) Notwithstanding the terms of Section 6.4, upon the death of any Participant holding RSUs which vested upon his or her death, or which had earlier vested but had not been converted into Shares, the RSUs shall immediately convert into Shares and be considered held by Participant on his or her death.

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     6.6  Tax Withholdings and Payments.

          (a) The Company or any Subsidiary or Affiliate is authorized to withhold from any payment to be made to a Participant, including any payroll and other payments not related to the Plan and payments from the sale of Shares attributable to the Participant's account, amounts of income withholding and other taxes due in connection with compensation or any other transaction under the Plan, including the receipt of Shares under
     Section 6.4 or disposition of Shares acquired under the Plan, and a Participant's enrollment in the Plan will be deemed to constitute his or her consent to any withholding method the Company elects to use. At the time of issuance or disposition of Shares acquired under the Plan, the Company may require the Participant to make other arrangements to meet tax withholding obligations as a condition to issuance or distribution of Shares or cash from the Participant's account. In addition, a Participant is hereby required to advise the Company of sales and other dispositions of Shares acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan. A Participant shall hold the Company harmless for any damages caused by his or her failure to so comply and for any other damages caused by his or her actions or inactions.

          (b) To the extent permitted by the Compensation Committee, the Participant may elect to pay a portion or all of such withholding taxes by
     (a) delivery in Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value sufficient to satisfy the applicable withholding taxes.


                                  ARTICLE VII

                        ADJUSTMENTS UPON CERTAIN EVENTS

     Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

     7.1 Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends, the Compensation Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to: (i) the number or kind of RSUs and Shares authorized or issued hereunder, and/or (ii) any other affected terms of the Plan, the RSUs, or a Participation Agreement, including the RSU Amount, the number of RSUs granted and the number of Shares issued upon the vesting of RSUs.

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     7.2  Change in-Control.  Except as otherwise provided in a Participation
Agreement in the event of a Change in Control, the Compensation Committee in its sole discretion and without liability to any person may take such actions, if any, as it deems necessary or desirable with respect to any RSU or right granted hereunder, including, without limitation: (i) the acceleration of vesting of an RSU; (ii) the payment of a cash amount in exchange for the cancellation of an RSU; and/or (iii) the requiring of the issuance of substitute RSUs, rights or interests in the Company that will substantially preserve the value, rights and benefits of any affected RSUs or Shares previously granted hereunder as of the date of the consummation of the Change in Control. Any such determination by the Compensation Committee shall be final and binding upon the Company and all Participants.

                                  ARTICLE VII

                     COMPLIANCE WITH LAWS AND REGULATIONS.


     8.1 The Plan and all RSUs and Shares granted thereunder are subject to all laws and regulations of any governmental authority which may be applicable thereto; and, notwithstanding any provisions of this Plan or the RSUs granted, a Participant shall not be entitled to receive Shares nor shall the Company be obligated to issue any Shares under the Plan to the Participant if such issuance shall constitute a violation by the Participant or the Company of any provision of any such law or regulation.

     8.2 The Company, in its discretion, may postpone the issuance and delivery of Shares hereunder until completion of any stock exchange listing or registration or other qualification of such RSUs or Shares under any state or Federal law, rule, or regulation as the Company may consider appropriate and may require a Participant to make such representations and furnish such information as it considers appropriate in connection with the issuance of the RSUs and/or Shares in compliance with applicable law. Under such circumstances, the Company shall proceed with reasonable promptness to complete any such listing, registration or other qualification.

     8.3 Shares issued and delivered hereunder shall be subject to such restrictions on trading, including appropriate legending of certificates to that effect as the Company, in its discretion, shall determine necessary to satisfy applicable legal requirements and obligations.

     8.4 Each Participant shall, at the time the Shares are issued pursuant to the terms hereof, as a condition to such award or issuance, (i) represent, in form satisfactory to counsel for the Company, that acquisition of the Shares hereunder, shall be for investment purposes only; (ii) agree, in form satisfactory to counsel for the Company, that he will not sell, pledge, hypothecate or otherwise distribute such Shares or any interest therein unless a registration statement covering such Shares is in effect under the Securities Act of 1933, as now or hereafter amended, or unless counsel for the Company has rendered to the Company an opinion that such sale, pledge, hypothecation or other distribution may be carried out without registration of such Shares under said Act; and (iii) agree, in form satisfactory to counsel for the Company, that an appropriate legend may be placed on the stock certificate or certificates evidencing ownership of Shares acquired hereunder, which legend shall reflect the restrictions on disposition contained herein; provided, however, that the foregoing condition and the representation and agreements called for thereby with respect to the Shares shall be inoperative and shall expire in the event that either (A) the Shares are registered under the Securities Act of 1933, as now or hereafter amended or (B) in the opinion of counsel for the Company, such condition, representation, and agreements are not necessary under said Act or any rule or regulation promulgated pursuant thereto.

                                  ARTICLE IX

                                 MISCELLANEOUS

     9.1 No Right to Continued Relationship; No obligation of uniform treatment. The granting of an Award under the Plan shall impose no obligation on the Company or any Subsidiary or Affiliate to continue the employment or independent contractor relationship or any other relationship between it and any Participant and shall not lessen or affect the Company's, Subsidiary's or Affiliates right to terminate its relationship with such Participant. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants or any other Persons.

     9.2 Term. The issuance of RSUs shall commence with the Bonus attributable to calendar year 1999 and shall be issued in March 2000. No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

     9.3 Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

     9.4 Amendments or Termination. The Compensation Committee (or the Board) may amend, alter or discontinue the Plan, but, if necessary to obtain an exemption from Section 16 of the Act or Section 162(m) of the Code, no amendment, alteration or discontinuation shall be made which: (a) without the approval of the stockholders of the Company, would (except as is provided in Section 7.1 of the Plan), increase the total number of Shares reserved for the purposes of the Plan; or (b) without the consent of a Participant, would impair any of the rights or obligations under any Award theretofore granted to such Participant under the Plan; provided, however, that the Compensation Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Board may not amend, alter or discontinue the provisions relating to Section 7.1(b) of the Plan after the occurrence of a Change in Control.

     9.5 International Participants. With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) "covered employees" within the meaning of Section 162(m) of the Code, the Compensation Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to retain the incentives contemplated hereunder.

     9.6 Choice of Law. The parties agree that this Agreement shall be governed by and interpreted and construed in accordance with the laws of the United States and, in particular, those of the State of Illinois without regard to its conflict of law principles, as Illinois is the situs of the principal corporate office of the Company. Furthermore, unless the Company affirmatively elects in writing to allow the proceeding to be brought (or itself brings) such a proceeding in a different venue, the parties agree that any suit, action or proceeding with respect to the Plan or the RSUs shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue required or otherwise mandated by statute, will be in Chicago, Illinois. Each party further agrees to waive any applicable right to a jury trial, and expressly elects to have the matter heard as a bench trial.

     9.7 Effectiveness of the Plan. The Plan shall be effective as of March 6, 2000.

                                   EXHIBIT A
                                   ---------

                             EXAMPLE OF RSU AMOUNT
                             ---------------------


Assume:
               (i)    Compensation for 2000 of $20,000/month or $240,000/year.
               (ii) Bonus of $200,000 payable in December 2000, and $85,000 payable in March 2001.

RSU Amount: The lesser of

               (i)    10% ($240,000 + $285,000) = $52,500; or

               (ii)   50% ($285,000) = $142,500; or

               (iii) $25,000, only if the Participant is a Partner, but not a Director.

          = $52,500 if a Director or $25,000 if a Partner